UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2008

WHX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-2394	12-3768097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite North 222 White Plains, New York		10604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 461-1350

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2008, Joshua E. Schechter resigned from his position as a member of the Board of Directors of WHX Corporation (the “Company”) due to other business commitments, effective immediately.

Effective February 5, 2008, in order to fill the vacancy created by Mr. Schechter’s resignation, John H. McNamara Jr. (44) was unanimously elected to the Board of Directors by the remaining directors to serve as a member until the next annual meeting of the Company’s stockholders and until his successor is duly elected and qualifies.  Mr. McNamara has been an investment professional at Steel Partners, Ltd. since May 2006.  Steel Partners, Ltd. is an affiliate of Steel Partners II, L.P., which owns approximately 50.3% of the Company’s outstanding common stock.  Prior to working at Steel Partners, Ltd., Mr. McNamara was a Managing Director and Partner at Imperial Capital LLC, an investment banking firm, which he joined in 1995. As a member of its Corporate Finance Group he provided advisory services for middle market companies in the areas of mergers and acquisitions, restructurings and financings. Mr. McNamara began his career at Bay Banks, Inc., a commercial bank, where he served in lending and work-out capacities.  Mr. McNamara graduated from Ithaca College with a B.S. in Economics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2008	WHX CORPORATION

	By:	/s/ James F. McCabe, Jr.
James F. McCabe, Jr.
Senior Vice President